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                                                 File No. 70-7950

                SECURITIES AND EXCHANGE COMMISSION

                       Washington, DC 20549


                 POST-EFFECTIVE AMENDMENT NO. 7


                               TO

                             FORM U-1



                     APPLICATION/DECLARATION

                              UNDER

          THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935



                   NEW ENGLAND ELECTRIC SYSTEM

                NEW ENGLAND POWER SERVICE COMPANY

                               and

               NEW ENGLAND ELECTRIC RESOURCES, INC.

            (Names of companies filing this statement)


       25 Research Drive, Westborough, Massachusetts 01582
             (Address of principal executive offices)



                   NEW ENGLAND ELECTRIC SYSTEM

    (Name of top registered holding company parent in system)





Michael E. Jesanis                 Robert King Wulff
Treasurer                          Corporation Counsel
25 Research Drive                  25 Research Drive
Westborough, MA 01582              Westborough, MA 01582

           (Names and addresses of agents for service)
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     Form U-1 Application/Declaration under the Public Utility Holding
Company Act of 1935, File No. 70-7950, as previously amended, is hereby further amended by this Post-Effective Amendment No. 7 as follows:


1.   The first paragraph of Item 1 following the heading "New NEERI
Services", as previously amended, is amended by deleting the phrase "(3)
Sale, installation, and servicing of electric powered vehicles and ownership and operation of related refueling and recharging equipment." and replacing it with the following phrase:

     "(3) The ownership, operation, sale, installation and servicing of refueling, recharging and conversion equipment and facilities relating to electric and compressed natural gas powered vehicles (see Central Power & Light Co., et. al., HCAR No. 26160, November 18, 1994)."


2. The first paragraph of Item 1 following the heading "New NEERI Services", as previously amended, is amended by adding the following new paragraph immediately following such first paragraph:

     "The services described above shall be provided only within the United States, unless and to the extent the provision of such services by NEERI or its subsidiaries outside the United States has been or is authorized by separate order of the Commission (see, e.g., New England Electric System, et. al., HCAR 26504, April 15, 1996.) NEERI shall not undertake to render any of the following services without prior Commission approval if, as a result thereof, NEERI would become a 'public utility company' as defined by the Act: sale of technical, operational, management, and other similar kinds of services and expertise, developed in the course of utility operations in such areas as power plant and transmission system engineering, development, design and rehabilitation; construction; maintenance and operation; fuel and other goods and services procurement, delivery, and management; environmental licensing, testing, and remediation; and other similar areas, including, without limitation, transmission line services, environmental control services, maintenance and construction services, engineering services, mechanical and repair services, structural services, construction contract administration and support services. (See Cinergy Corp., HCAR No.26662, February 7, 1997)."


3. The paragraph of Item 1 entitled "Financing" is amended by adding the following sentences thereto:

     "To the extent such monies are invested or committed to be invested in energy-related activities after the effective date of recently-adopted Rule 58, HCAR No. 26667 (February 14, 1997), and are made with recourse, directly or indirectly, to NEES or a subsidiary, they will be counted toward the aggregate investment limitations encompassed in Rule 58. Pursuant to Rule 58, the acquisition by NEES, or a subsidiary company thereof, of the securities of an 'energy related company' as defined in Rule 58(b)(1) is exempt from the requirement of authorization by the Commission provided that, after giving effect to any such acquisition, NEES' and its subsidiaries' aggregate investment does not exceed the greater of (i) $50 million, or (ii) 15% of the consolidated capitalization of NEES as reported in NEES' most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q filed under the Securities Exchange Act of 1934, as amended. NEES' and its subsidiaries' aggregate investment in 'energy related companies' as defined in Rule 58(b)(1) of the Act does not exceed the greater of (i) $50 million, or (ii) 15% of the consolidated capitalization of NEES as reported in NEES' most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q filed under the Securities Exchange Act of 1934, as amended."
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4.   Item 1 is amended by adding the following thereto:

     "During the course of a calendar year, the System will not assign more than the full-time equivalent of two percent of System employees to service projects for NEERI. Certificates under Rule 24 of the Act regarding NEERI's activities as proposed in this filing shall be filed on a quarterly basis, not later than 60 days after the end of each calendar quarter, beginning with the first full quarter after the effective date of the Commission's order with respect to this filing, and shall include:

     (1) a narrative report of business activities proposed in this filing that are undertaken by NEERI, separately identifying and providing information regarding such activities conducted by NEERI, within the following respective lines of business, namely, (a) electrical related servicing and consulting contracts; (b) the sale of technical, operational management and other similar kinds of services and expertise developed in the course of utility operations;
(c) energy conservation and demand-side management services; (d) the ownership, operation, sale, installation and servicing of refueling, recharging and conversion equipment and facilities relating to electric and compressed natural gas powered vehicles; and (e) the sale, installation, and servicing of electric and gas appliances for residential, commercial, and industrial heating and lighting;

     (2) a description of any services received by NEERI from NEPSCO in connection with such activities and the related costs; and

     (3) the number and location of system personnel assigned to NEERI to perform the proposed services.

     NEERI will also file the following unaudited and other information within 60 days after the end of each calendar quarter for the preceding calendar quarter: (1) a statement of income, (2) a balance sheet; (3) a cash flow report; and (4) a summary of any NEES investments in NEERI in connection with the activities proposed in this filing. As an exhibit to the quarterly certificate, NEERI will file any memorandum of understanding or contract pursuant to which it will engage in long-term operations, load control or network control of any electric generation, transmission or distribution facility."

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                            SIGNATURES

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this Post-Effective Amendment No. 7 to Form U-1 (Commission's File No. 70-7950) to be signed on their behalf, as indicated, by the undersigned officers thereunto duly authorized by such companies.

                                   NEW ENGLAND ELECTRIC SYSTEM


                                   s/Michael E. Jesanis
                                   __________________________________
                                   Michael E. Jesanis, Treasurer



                                   NEW ENGLAND POWER SERVICE COMPANY


                                   s/Michael E. Jesanis
                                   __________________________________
                                   Michael E. Jesanis, Treasurer



                                   NEW ENGLAND ELECTRIC RESOURCES, INC.


                                   s/John G. Cochrane
                                   ___________________________________
                                   John G. Cochrane, Treasurer

Date:  February 27, 1997


The name "New England Electric System" means the trustee or trustees for the time being (as trustee or trustees but not personally) under an agreement and declaration of trust dated January 2, 1926, as amended, which is hereby referred to, and a copy of which as amended has been filed with the Secretary of The Commonwealth of Massachusetts. Any agreement, obligation or liability made, entered into or incurred by or on behalf of New England Electric System binds only its trust estate, and no shareholder, director, trustee, officer or agent thereof assumes or shall be held to any liability therefor.